                                                                    EXHIBIT 12.1

                             Waste Management, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                          (In Millions, Except Ratios)
                                   (Unaudited)


                                                                    Years Ended December 31,
                                                            ----------------------------------------
                                                               2001           2000           1999
                                                            ----------     ----------     ----------

Income (loss) from continuing operations
   before income taxes, undistributed
   earnings from affiliated companies,
   and minority interest                                    $      792     $      344     $     (139)
                                                            ----------     ----------     ----------
Fixed charges deducted from income:
   Interest expense                                                541            748            770
   Implicit interest in rents                                       65             74             75
                                                            ----------     ----------     ----------
                                                                   606            822            845
                                                            ----------     ----------     ----------
           Earnings available for fixed charges             $    1,398     $    1,166     $      706
                                                            ==========     ==========     ==========
Interest expense                                            $      541     $      748     $      770
Capitalized interest                                                16             22             34
Implicit interest in rents                                          65             74             75
                                                            ----------     ----------     ----------
           Total fixed charges                              $      622     $      844     $      879
                                                            ==========     ==========     ==========
Ratio of earnings to fixed charges                                 2.2x           1.4x           n/a(1)
                                                            ==========     ==========     ==========

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(1)      The ratio of earnings to fixed charges for 1999 was less than a one-to-one ratio. Additional earnings available for fixed charges of $173 million were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger costs of $45 million primarily related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998 and asset impairments and unusual items of $739 million (see Note 17 to the consolidated financial statements).